Exhibit 99(a)(1)(xii)

         Email from Vice President, Human Resources to All Employees
           Eligible to Participate in the Option Exchange Program,
                       sent on Monday, January 3, 2005


Welcome back and Happy New Year!!!

Please remember that the Options Exchange Program expires on Wednesday, January 5 at 6:00 PM. Eligible participants will only be able to submit election forms or notices of withdrawal up to that point and no later. THERE WILL BE NO EXCEPTIONS.

Also please remember that we will hold information sessions in Rensselaer and Tarrytown this week at the following times and locations:

Rensselaer
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January 3
o  10:00 am Red Mill Conference Room
o  1:00 pm Red Mill Conference Room

Tarrytown
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January 3
o  2:00 P.M.    Rockland Conference Room

January 4
o  11 A.M.      Rockland Conference Room
o  2:00 P.M.    Rockland Conference Room